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                            Exhibit 99

                          Press Release

                              Dated

                          May 11, 1998



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                          PRESS RELEASE

Today's date:  May 11,  1998            For More Information

Release date:  Immediately                               Bill W. Taylor,
                                                         E.V.P., C.F.O.
                                                         903-586-9861




  JACKSONVILLE BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS


     Jacksonville, Texas, May 11, 1998 - Jacksonville Bancorp, Inc., (NASDAQ:JXVL) the holding company of Jacksonville Savings Bank, S.S.B. of Jacksonville, Texas, today reported net income of $671,000 or $.29 per share basic and $.28 per share diluted, for the three months ended March 31, 1998. This compares to $686,000 or $.28 per share basic and $.27 per share diluted, for the three months ended March 31, 1997.

     According to Jerry Chancellor, President and C.E.O., net interest income increased to $2.13 million for the three months ended March 31, 1998, compared to $1.97 million for the comparable period in 1997. Chancellor stated that the increase was primarily due to increases in income on loans receivable, net and mortgage-backed securities portfolios, partially offset by increases in interest expense on deposits.

     Non-interest income increased from $315,000 to $385,000 for the periods ended March 31, 1997, and March 31, 1998, respectively. Non-interest expense increased from $1.23 million to $1.5 million for the periods ended March 31, 1997, and 1998, respectively.

     At March 31, 1998 Jacksonville had assets of $237.1 million with stockholder's equity of $34.9 million.

     Jacksonville Bancorp, Inc.'s wholly owned subsidiary, Jacksonville Savings Bank, S.S.B., operates from its headquarters in Jacksonville, Texas and through it's branch office network in Tyler, Longview, Palestine, Athens, and Rusk.
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